SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) June 5, 2003

GENERAL MOTORS CORPORATION
(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	1-143	38-0572515

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (313)-556-5000

ITEM NO. 7 Financial Statements, Pro Forma Financial Information and Exhibits.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
RESULTS OF OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES
Quantitative and Qualitative Disclosures About Market Risk
GENERAL MOTORS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
GM PRO FORMA CAPITALIZATION

ITEM NO. 7 Financial Statements, Pro Forma Financial Information and Exhibits.

In response to the SEC’s promulgation of Regulation G and Item 10 of Regulation S-K regarding the use of non-GAAP financial measures, General Motors Corporation is herewith filing a restated presentation of the Management’s Discussion and Analysis associated with the financial statements of the Corporation included in its Annual Report of Form 10-K for the Year Ended December 31, 2002 as filed with the SEC. In addition, as a result of the recent announcement by General Motors Corporation that it has entered into definitive agreements providing for the separation from General Motors of its wholly-owned subsidiary, Hughes Electronics Corporation, subject to regulatory clearance and receiving approval of the Corporation’s stockholders, General Motors is herewith filing pro forma financial statements for the Corporation reflecting that separation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following management’s discussion and analysis of financial condition and results of operations (MD&A) should be read in conjunction with the Hughes Electronics Corporation (Hughes) consolidated financial statements and MD&A for the period ended December 31, 2002, included as Exhibit 99 to this GM Annual Report on Form 10-K for the period ended December 31, 2002, and related Hughes Annual Report on Form 10-K filed separately with the Securities and Exchange Commission (SEC); and the General Motors Acceptance Corporation (GMAC) Annual Report on Form 10-K for the period ended December 31, 2002, filed separately with the SEC. All earnings per share amounts included in the MD&A are reported as diluted.

     GM presents separate supplemental financial information for the following businesses: Automotive, Communications Services, and Other Operations (ACO) and Financing and Insurance Operations (FIO).

     GM’s reportable operating segments within its ACO business consist of:

•	GM Automotive (GMA), which is comprised of four regions: GM North America (GMNA), GM Europe (GME), GM Latin America/Africa/Mid-East (GMLAAM), and GM Asia Pacific (GMAP);

•	Hughes, which includes activities relating to digital entertainment, information and communications services, and satellite-based private business networks; and

•	Other, which includes the design, manufacturing and marketing of locomotives and heavy-duty transmissions, the elimination of intersegment transactions, certain non-segment specific revenues and expenditures, and certain corporate activities.

     GM’s reportable operating segments within its FIO business consist of GMAC and Other Financing, which includes financing entities operating in the U.S., Canada, Brazil, and Mexico that are not associated with GMAC.

     The disaggregated financial results for GMA have been prepared using a management approach, which is consistent with the basis and manner in which GM management internally disaggregates financial information for the purpose of assisting in making internal operating decisions. In this regard, certain common expenses were allocated among regions less precisely than would be required for stand-alone financial information prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The financial results represent the historical information used by management for internal decision-making purposes; therefore, other data prepared to represent the way in which the business will operate in the future, or data prepared in accordance with GAAP, may be materially different.

RESULTS OF OPERATIONS

     For the year ended December 31, 2002, net income for the Corporation was $1.7 billion, or $3.35 per share of GM $1-2/3 par value common stock, compared with $601 million and $4.5 billion, or $1.77 and $6.68 per share of GM $1-2/3 par value common stock, for 2001 and 2000, respectively. See Note 25 to the consolidated financial statements for the financial results for GM’s reportable operating segments.

Vehicle Unit Sales (1)
	Years Ended December 31,

	2002			2001			2000

			GM as			GM as			GM as
			a % of			a % of			a % of
	Industry	GM	Industry	Industry	GM	Industry	Industry	GM	Industry

	(units in thousands)
United States
Cars	8,131	2,069	25.4%	8,455	2,272	26.9%	8,857	2,532	28.6%
Trucks	9,013	2,790	31.0%	9,020	2,633	29.2%	8,957	2,421	27.0%

Total United States	17,144	4,859	28.3%	17,475	4,905	28.1%	17,814	4,953	27.8%
Canada, Mexico, and Other	2,974	764	25.7%	2,775	686	24.7%	2,781	707	25.4%

Total GMNA	20,118	5,623	28.0%	20,250	5,591	27.6%	20,595	5,660	27.5%
GME	19,172	1,662	8.7%	19,705	1,800	9.1%	20,158	1,856	9.2%
GMLAAM	3,673	635	17.3%	4,009	665	16.6%	3,664	605	16.5%
GMAP	14,373	605	4.2%	13,101	524	4.0%	12,880	476	3.7%

Total Worldwide	57,336	8,525	14.9%	57,065	8,580	15.0%	57,297	8,597	15.0%

Wholesale Sales (2)
	Years Ended December 31,

	2002	2001	2000

	(units in thousands)
GMNA
Cars	2,547	2,441	2,933
Trucks	3,174	2,746	2,842

Total GMNA	5,721	5,187	5,775

GME
Cars	1,545	1,666	1,744
Trucks	100	94	135

Total GME	1,645	1,760	1,879

GMLAAM
Cars	443	463	438
Trucks	197	203	196

Total GMLAAM	640	666	634

GMAP
Cars	185	202	175
Trucks	220	258	283

Total GMAP	405	460	458

Total Worldwide	8,411	8,073	8,746

(1)	GM vehicle unit sales primarily represent vehicles manufactured by GM or manufactured by GM’s investees and sold either under a GM nameplate or through a GM-owned distribution network. Consistent with industry practice, vehicle unit sales information employs estimates of sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.

(2)	Wholesale sales represent vehicles manufactured by GM and certain investees and distributed through a GM-owned distribution network.

GMA Financial Review

     GMA’s net income and net margin were $1.9 billion and 1.3% for 2002, $367 million and 0.3% for 2001, and $2.3 billion and 1.6% for 2000. The increase in 2002 net income and net margin, compared with 2001, was primarily due to an increase in wholesale sales volume, favorable product mix, and reduced structural and material costs. These favorable conditions more than offset the unfavorable impact of pricing pressures experienced in North America and Europe. The decrease in 2001 net income and net margin, compared with 2000, was primarily due to a decrease in wholesale sales volume and pricing pressures in North America and Europe. These unfavorable conditions were partially offset by cost structure improvements, also primarily in North America and Europe.

     GMA’s total net sales and revenues were $148.0 billion, $140.7 billion, and $147.4 billion for 2002, 2001, and 2000, respectively. The increase in 2002 total net sales and revenues, compared with 2001, was largely due to an increase in wholesale sales volumes offset partially by unfavorable pricing pressures in North America and Europe. The decrease in 2001 total net sales and revenues, compared with 2000, was largely due to lower wholesale sales volumes and unfavorable pricing pressures in North America and Europe.

     GMNA’s net income was $2.9 billion, $1.3 billion, and $3.2 billion for 2002, 2001, and 2000, respectively. The increase in 2002 net income from 2001 was primarily due to an increase in wholesale sales volume, improved product mix, material and structural costs reductions, and interest income from the resolution of certain prior tax years, partially offset by an increase in pension costs, other postretirement employee benefit costs (OPEB), and unfavorable net price of (2.1)% year-over-year. Net price comprehends the percent increase/(decrease) a retailer/distributor pays in the current period over the price paid in the previous year’s period for a similar vehicle. During 2002, GMNA incurred charges primarily related to costs associated with the transfer of commercial truck production from Janesville, Wisconsin, to Flint, Michigan in the amount of $116 million, after tax. The decrease in 2001 net income from 2000 was primarily due to unfavorable net price of (1.3)% year-over-year and lower wholesale sales volumes. The decrease was partially offset by favorable product mix and improvements in manufacturing costs due to performance efficiencies, material cost savings, and engineering productivity. In addition, in 2001 GMNA incurred charges of $194 million, after tax, related to asset impairments and post-employment costs for termination and other postemployment benefits associated with the announcement of the closing of the St. Therese, Quebec assembly plant. In 2000, GMNA recorded charges of $939 million, after tax, related to the decision to phase out the Oldsmobile division as the current model lineup product life cycles come to an end, or when the models are no longer economically viable. Also in 2000, GMNA recorded a charge of $294 million, after tax, related to postemployment costs for termination and other postemployment benefits associated with four North American manufacturing facilities slated for conversion and capacity reduction. These plants were Oklahoma City, Oklahoma; Delta Engine, Lansing, Michigan; Spring Hill, Tennessee; and Wilmington, Delaware.

     GME’s net loss was $1.0 billion, $765 million, and $676 million for 2002, 2001, and 2000, respectively. The increase in GME’s 2002 net loss from 2001 was primarily due to the restructuring charge of $407 million, after tax, related to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM’s automotive operations in Europe, as well as an after tax charge of $55 million related to the European Union’s directive requiring member states to enact legislation regarding end-of-life vehicles and the responsibility of manufacturers for dismantling and recycling vehicles they have sold. (See Note 24 to the consolidated financial statements.) In addition, GME experienced a decrease in wholesale sales volumes driven by a weak European industry and continuing competitive pricing pressures. These were partially offset by material, structural, and other cost improvements. The increase in GME’s 2001 net loss from 2000 was due to a continued shift in sales mix from larger, more profitable vehicles to smaller, less profitable entries, as well as a decrease in wholesale sales volume and continued competitive pricing pressures. These decreases were partially offset by improved material and structural cost performance. GME’s net loss in 2000 included a $419 million after-tax charge associated with its reduction in production capacity, including the restructuring of Vauxhall Motors Limited’s manufacturing operations in the U.K.

     GMLAAM’s net loss was $181 million for 2002, compared with a net loss of $81 million and net income of $26 million for 2001 and 2000, respectively. The increase in GMLAAM’s 2002 net loss from 2001 was primarily due to political unrest and economic uncertainty in Argentina, Brazil, and Venezuela, which have caused a significant deterioration in the industry for the region. The decrease in 2001 earnings, compared with 2000, was primarily due to material cost increases reflecting supplier cost pressures, manufacturing cost increases, and the devaluation of the currency in Argentina. These decreases were partially offset by nominal price increases and an increase in wholesale sales volumes.

     GMAP’s net income was $188 million for 2002, compared with a net loss of $57 million and a net loss of $233 million for 2001 and 2000, respectively. The increase in 2002 net income, compared with 2001, was primarily due to equity income improvements from several joint ventures in the region, led by significantly improved results at the Shanghai GM joint venture. In 2002, these improvements were partially offset by a decrease in wholesale sales volumes and increases in structural and other costs. The decreased net loss in 2001, compared with 2000, was primarily due to equity income improvements from several joint ventures in the region, as well as slightly favorable price increases and increased wholesale sales volumes. Results from equity investments in 2001 included a restructuring charge of $133 million, after tax, with respect to GM’s portion of severance payments and asset impairments that were part of the restructuring of its affiliate Isuzu Motors, Ltd. As a result, GM reduced its investment balance in Isuzu to zero in the second quarter of 2001, and consequently suspended recording its share of Isuzu’s losses.

Hughes Financial Review

     Total net sales and revenues were $9.5 billion, $8.3 billion and $10.7 billion for 2002, 2001 and 2000, respectively. The increase in net sales and revenues in 2002, compared with 2001, was due to increased revenues at DIRECTV U.S. due to continued subscriber growth and the receipt of $600 million from EchoStar to terminate the proposed merger agreement, as discussed in greater detail below (see “Hughes Transactions”). The increase in net sales and revenues at DIRECTV U.S. was partially offset by a decrease in net sales and revenues at Hughes Network Systems (HNS), which was principally due to lower sales resulting from the substantial completion of two contracts in late 2001. PanAmSat Corporation (PanAmSat) also reported a decrease in net sales and revenues due to a sales-type lease transaction executed during 2001 for which there was no comparable transaction in 2002. The decrease in net sales and revenues in 2001, compared with 2000, was due to decreased revenues at PanAmSat, decreased revenues at HNS, and the sale of the satellite systems manufacturing businesses to The Boeing Company on October 6, 2000. The decrease in net sales and revenues at PanAmSat was primarily due to a decline of new outright sales and sales-type lease transactions executed during 2001 compared to 2000. The decrease in net sales and revenues at HNS was primarily due to decreased shipments of DIRECTV receiving equipment due primarily to DIRECTV completing the conversion of PRIMESTAR By DIRECTV customers to the high-power DIRECTV service in 2000. These decreases were partially offset by an increase in net sales and revenues at the Direct-To-Home businesses that resulted from the addition of approximately 1.5 million net new subscribers in the United States and Latin America since December 31, 2000.

     Hughes’ net losses were $239 million and $618 million for 2002 and 2001, respectively, and net income was $829 million for 2000. Hughes’ 2002 net loss included the EchoStar termination payment, mentioned above, for $372 million after tax, the write down of various investments totaling $123 million after tax, a $97 million after-tax charge related to the shut-down of the DIRECTV Broadband business, a net gain of $68 million related to the sale of equity interests, and a $59 million net gain related to the favorable resolution of a lawsuit that was filed against the U.S. government by Hughes in 1991, based on the National Aeronautics and Space Administration’s breach of contract to launch 10 satellites on the Space Shuttle.

     Hughes’ 2001 net loss included a $133 million after-tax charge related to the write-down of its investment in Sky Perfect and a $40 million after-tax charge related to severance costs as a result of their 10% company-wide work force reduction in the U.S. Hughes’ 2001 net loss also included a $67 million after-tax gain related to the sale of 4.1 million shares of Thomson Multimedia stock, and a $21 million after-tax favorable adjustment to the expected costs associated with the shut-down of Hughes’ DIRECTV Japan business. The decrease in Hughes’ net loss in 2002 compared to 2001 was due to the above mentioned items, as well as increased gross profits from the DIRECTV U.S. revenue growth mentioned above, lower expenses resulting from cost saving initiatives and a decrease in amortization expense related to goodwill as a result of the implementation of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (see Note 1 to the consolidated financial statements). These favorable factors were partially offset by a decrease in interest income due to lower average cash and cash equivalent balances in 2002, an increase in interest expense which included a $74 million pretax charge in 2002 for losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation, increased depreciation expense due to capital expenditures for property and satellites placed into service since December 31, 2001 and a decrease in income tax benefit resulting from lower pre-tax losses in 2002. The 2001 loss, compared with income in 2000, was primarily due to a gain of $1.1 billion, after tax, related to the sale of Hughes’ satellite systems manufacturing business to The Boeing Company recorded in 2000, as well as lower profits in 2001 from sales and sales-type lease transactions and higher operating costs at PanAmSat, increased costs associated with the rollout of new DIRECWAY services, lower profits resulting from decreased shipments of DIRECTV receiving equipment at HNS, the added cost of DIRECTV Broadband, and increased depreciation and amortization expense due to various acquisitions in 2001 and capital expenditures for satellites and property, as well as the net charges in 2001 noted above.

Write-down of Fiat Auto Investment

     Other ACO operations included an after-tax charge of $1.4 billion related to the impairment of GM’s investment in Fiat Auto Holdings, B.V. (FAH). The investment was written down to $220 million from $2.4 billion as a result of the completion of GM’s impairment study relating to the carrying value of that investment. GM has and anticipates that it will continue to achieve cost savings through its powertrain and purchasing joint ventures with FAH.

GMAC Financial Review

     GMAC’s net income was $1.9 billion, $1.8 billion, and $1.6 billion for 2002, 2001, and 2000, respectively.

	Years Ended December 31,

	2002	2001	2000

	(dollars in millions)
Financing operations	$1,239	$1,254	$1,055
Mortgage operations	544	331	327
Insurance operations	87	201	220

Net income	$1,870	$1,786	$1,602

     Net income from financing operations totaled $1.2 billion, $1.3 billion, and $1.1 billion in 2002, 2001, and 2000, respectively. The decrease in net income in 2002, compared with 2001, was due in part to the adoption, in 2001, of SFAS No. 133, “Accounting for Derivatives and Hedging Activities,” which resulted in a favorable net income effect of $43 million. In addition, 2002 net income was negatively affected by higher credit loss provisions and wider borrowing spreads that have occurred primarily as a result of rating agency downgrades in late 2001 and 2002. These were partially offset by higher asset levels in 2002. The increase in net income in 2001, compared with 2000, was primarily due to lower market interest rates and increased asset levels. These increases were partially offset by weakness in off-lease residual values, higher credit losses, and wider borrowing spreads that occurred in the wake of negative rating agency actions.

     Net income from mortgage operations totaled $544 million, $331 million, and $327 million in 2002, 2001, and 2000, respectively. The increase in net income in 2002, compared with 2001, was primarily due to increased production volumes, higher servicing levels, and improved hedging results, which was partially offset by a decrease in the value of mortgage servicing rights. The increase in net income in 2001, compared with 2000, was primarily due to strong origination volumes and securitizations which kept pace with the large run-off of home mortgages that occurred during periods of high refinancing activity.

     Net income from insurance operations totaled $87 million, $201 million, and $220 million in 2002, 2001, and 2000, respectively. The decrease in net income in 2002, compared with 2001, reflects a write-down of certain investment securities primarily due to the prolonged decline in equity markets, partially offset by improved underwriting results and a favorable tax settlement. The decrease in net income in 2001, compared with 2000, was primarily due to a reduction in capital gains reflecting the general weakness in the equity markets. This decrease was partially offset by improved underwriting results.

LIQUIDITY AND CAPITAL RESOURCES

Financing Structure

     In 2002, GM and GMAC experienced adequate access to the capital markets as GM and GMAC were able to issue various securities to raise capital and extend borrowing terms consistent with GM’s need for financial flexibility. Downgrades to GM’s and GMAC’s credit ratings in October 2002 have reduced GM’s long-term credit rating by Standard & Poor’s to BBB and A3 by Moody’s (GMAC is rated A2 by Moody’s). Despite these downgrades GM’s and GMAC’s access to the commercial paper and unsecured debt markets remains sufficient to meet the Corporation’s capital needs. Moreover, the downgrades have not had a significant adverse effect on GM’s and GMAC’s ability to obtain bank credit or to sell asset-backed securities.

     Accordingly, GM and GMAC expect that they will continue to have adequate access to the capital markets sufficient to meet the Corporation’s needs for financial flexibility. As an additional source of funds, GM currently has unrestricted access to a $5.6 billion line of credit with a syndicate of banks which is committed through June 2006, an additional $3.2 billion in committed facilities with various maturities and uncommitted lines of credit of $2.7 billion. Similarly, GMAC has a $1.5 billion syndicated line of credit committed through June 2003, $7.4 billion committed through June 2006, $4.1 billion of bilateral committed lines with various maturities, and uncommitted lines of credit of $17.8 billion. In addition, New Center Asset Trust (NCAT) has $18.1 billion of liquidity facilities committed through June 2003. In October 2002, GMAC transferred $5.8 billion of credit lines from its syndicated facility (committed through June 2003) to NCAT. Mortgage Interest Networking Trust (MINT) has $4.1 billion of liquidity facilities committed through April 2003. NCAT and MINT are non-consolidated limited purpose statutory trusts established to issue asset-backed commercial paper. See Off-Balance Sheet Arrangements for more discussion.

     On February 7, 2002, GM issued $875 million of 7.250% Senior Notes due February 15, 2052. The bonds mature in 50 years and are redeemable by GM, in whole or part, prior to 2052 if certain circumstances are satisfied. On March 6, 2002, GM also issued $3.8 billion of convertible debt securities as part of a comprehensive effort to improve the Corporation’s financial flexibility. The offering includes $1.2 billion principal amount of 4.5% Series A Convertible Senior Debentures due 2032 and $2.6 billion principal amount of 5.25% Series B Convertible Senior Debentures due 2032. The securities mature in 30 years and are convertible into GM $1-2/3 par value common stock once specific conditions are satisfied. The proceeds of the offerings, combined with other cash generation initiatives, were used to rebuild GM’s liquidity position, reduce its underfunded pension liability, and fund its postretirement health care obligations.

     In 2002, GM contributed a total of $4.9 billion to its U.S. pension plans and $1.0 billion to the long-term Voluntary Employees’ Beneficiary Association (VEBA) Trust.

     Stockholders’ equity decreased to $6.8 billion at December 31, 2002 from $19.7 billion at December 31, 2001. This decrease was primarily due to the increase in the minimum pension liability adjustment recorded at December 31, 2002. (See Note 14 to the consolidated financial statements.)

Automotive, Communications Services, and Other Operations

     At December 31, 2002, cash, marketable securities, and $3.0 billion of short-term assets of the VEBA trust invested in fixed-income securities totaled $18.5 billion, compared with $12.2 billion at December 31, 2001. The increase from December 31, 2001 was primarily due to proceeds from the bond and convertible debt offerings, and strong operating cash flow from automotive operations. Total assets in the VEBA trust used to pre-fund part of GM’s other postretirement benefits liability approximated $5.8 billion and $4.9 billion at December 31, 2002 and 2001, respectively. GM previously indicated that it had a goal of maintaining $13.0 billion of cash and marketable securities in order to continue funding product development programs throughout the next downturn in the business cycle. This $13.0 billion target includes cash to pay certain costs that were pre-funded in part by VEBA contributions.

     Long-term debt was $16.7 billion and $10.7 billion at December 31, 2002 and 2001, respectively. The ratio of long-term debt to long-term debt and GM’s net assets of ACO was 267.0% and 72.6% at December 31, 2002 and 2001, respectively. The ratio of long-term debt and short-term loans payable to the total of this debt and GM’s net assets of ACO was 234.3% and 76.5% at December 31, 2002 and 2001, respectively. The increase in both ratios is primarily due to the net assets of ACO changing to a net liability position as a result of the increase in the unfunded status of GM’s pension plans at December 31, 2002.

     Net liquidity, calculated as cash, marketable securities, and $3.0 billion of short-term assets of the VEBA trust invested in fixed-income securities less the total of loans payable and long-term debt, was $298 million and negative $906 million at December 31, 2002 and 2001, respectively.

     In order to provide financial flexibility to GM and its suppliers, GM maintains a two-part financing program through GECC which was renewed October 2, 2002 pursuant to a Trade Payables Agreement with GM wherein GECC (1) purchases GM receivables at a discount from GM suppliers prior to the due date of those receivables, and pays on behalf of GM the amount due on other receivables which have reached their due date (the first part) and (2) from time to time allows GM to defer payment to GECC with respect to all or a portion of receivables which it has purchased or paid on behalf of GM, which deferral could last from 10 days and up to 40 days. To the extent GECC can realize favorable economics from transactions arising in the first part of the program, they are shared with GM. Whenever GECC and GM agree that GM will defer payment beyond the normal due date for receivables under the second part of the program, GM becomes obligated to pay interest for the period of such deferral. Outstanding balances of GM receivables held by GECC are classified as accounts payable in GM’s financial statements. If any of GM’s long-term unsecured debt obligations become subject to a rating by S&P of BBB- (GM’s current rating is BBB) with a negative outlook or below BBB-, or a rating by Moody’s of Baa3 (GM’s current rating is A3) with a negative outlook or below Baa3, the program would be unavailable to GM and its suppliers. The maximum amount permitted under the program is $2 billion.

     At December 31, 2002, the outstanding balance under the first part of the program amounted to approximately $1.2 billion, and there was no outstanding balance under the second part of the program, compared with an outstanding balance under the first part of the program of $495 million and $1.2 billion outstanding balance under the second part of the program at December 31, 2001.

Financing and Insurance Operations

     GMAC’s consolidated assets totaled $227.7 billion at December 31, 2002, representing an 18% increase from the $192.7 billion outstanding at December 31, 2001. The increase in total assets was primarily due to an increase in finance receivables and loans, from $109.7 billion at December 31, 2001 to $134.8 billion at December 31, 2002. The continued use of GM sponsored special rate financing programs in the United States fueled asset growth in the consumer retail contract portfolio. Additionally in 2002, GMAC structured more securitizations as financing transactions (for accounting purposes) instead of qualifying as sales, resulting in an increase in finance receivables and loans, primarily in the mortgage operations.

     Consistent with the growth in assets, GMAC’s total debt increased to $183.1 billion at December 31, 2002, as compared to $152.0 billion at December 31, 2001. GMAC’s 2002 year-end ratio of total debt to total stockholder’s equity was 10.3:1 compared to 9.4:1 at December 31, 2001. GMAC’s liquidity, as well as its ability to profit from ongoing activity, is in large part dependent upon its timely access to capital and the costs associated with raising funds in different segments of the capital markets. Liquidity is managed to preserve stable, reliable and cost effective sources of cash to meet all current and future obligations. GMAC’s strategy in managing liquidity risk has been to develop diversified funding sources across a global investor base. A weak corporate bond market, combined with downgrades in certain of GMAC’s credit ratings, increased GMAC’s unsecured borrowing spreads to unprecedented levels in 2002. As a result, GMAC placed a greater emphasis on securitization and retail debt in its funding mix. Management expects to continue to use diverse funding sources to maintain its financial flexibility and expects that access to the capital markets will continue at levels sufficient to meet GMAC’s funding needs.

Investment in Fiat Auto Holdings

     On March 13, 2000, GM entered into a contract (the “Master Agreement”) with Fiat S.p.A. (“Fiat”) under which GM acquired 20% of FAH. A copy of the Master Agreement has been made public in filings with the SEC. Fiat continues to hold the other 80% of FAH through various subsidiaries. FAH is the sole stockholder of Fiat Auto S.p.A. (“Fiat Auto”), which owns and operates the global automotive group of Fiat (other than the Ferrari, Maserati and Iveco businesses, which are held separately by Fiat). Additionally, GM and Fiat Auto have formed joint ventures relating to powertrain and purchasing and initiated other collaborative activities.

     The Master Agreement provides that, from January 24, 2004 to July 24, 2009, Fiat has the right to exercise a put option (the “Put”) to require GM to purchase Fiat’s FAH shares at fair market value. Whether and when Fiat may seek to exercise the Put is unknown. It is uncertain as to whether the Put would ever be exercised due to the possibilities that it could be affected by subsequent agreements of the companies, it could become non-exercisable under other provisions of the Master Agreement, it could be rendered unenforceable by reason of actions Fiat may have taken, or Fiat may choose to not exercise the Put.

     If and when the Put is implemented, the fair market value of FAH shares would be determined by investment banks under procedures set forth in the Master Agreement. Until any such valuation is completed, the amount, if any, that GM might have to pay for Fiat’s FAH shares is not quantifiable.

     If GM were to acquire Fiat’s FAH shares and thus become the sole owner of Fiat Auto, GM would decide what, if any, additional capitalization would then be appropriate for Fiat Auto. Specifically, if Fiat Auto were to need additional funding, GM would have to decide whether or not to provide such funding and under what conditions to provide any funding.

     Unless FAH or Fiat Auto were subject to liquidation or insolvency, FAH’s consolidated financial statements would be required for financial reporting purposes to be consolidated with those of GM. Any indebtedness, losses and capital needs of FAH and Fiat Auto after their acquisition by GM are not presently determinable, but they could have a material adverse effect on GM.

     While GM and Fiat have discussed potential alternatives to the Master Agreement, no changes to it have been agreed upon. GM expects to continue working with Fiat on future product sharing and the powertrain and purchasing joint ventures they initiated in March 2000, which are providing significant cost savings in line with initial estimates to the operations of both companies. Additional opportunities for industrial cooperation among GM and Fiat Auto are being explored for the purpose of further reducing operating costs for both parties.

Off-Balance Sheet Arrangements

     GM and GMAC use off-balance sheet special purpose entities (SPEs) where the economics and sound business principles warrant their use. The principal use of these SPEs occurs in connection with the securitization and sale of financial assets generated or acquired in the ordinary course of business by GM’s wholly-owned subsidiary GMAC and its subsidiaries and, to a lesser extent, by GM. The assets securitized and sold by GMAC and its subsidiaries consist principally of mortgages, and wholesale and retail loans secured by vehicles sold through GM’s dealer network. The assets sold by GM consist of trade receivables. GM and GMAC use SPEs in a manner consistent with conventional practices in the securitization industry, the purpose of which is to isolate the receivables for the benefit of securitization investors. Usually, the SPEs used in these transactions meet the criteria of a qualifying special purpose entity (QSPE). The use of QSPEs enables GM and GMAC to access the highly liquid and efficient markets for the sale of these types of financial assets when they are packaged in securitized forms.

     GM leases real estate and equipment from various SPEs that have been established to facilitate the financing of those assets for GM by nationally prominent, creditworthy lessors. These assets consist principally of office buildings, warehouses, and machinery and equipment. The use of such entities allows the parties providing the financing to isolate particular assets in a single entity and thereby syndicate the financing to multiple third parties. This is a conventional financing technique used to lower the cost of borrowing and, thus, the lease cost to a lessee such as GM. There is a well-established market in which institutions participate in the financing of such property through their purchase of interests in SPEs. All of the SPEs established to facilitate property leases to GM are owned by institutions that are independent of, and not affiliated with, GM. No officers, directors or employees of GM, GMAC, or their affiliates hold any direct or indirect equity interests in such entities.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). This interpretation addresses consolidation of certain variable interest entities (VIEs), which include entities previously referred to as SPEs. (See New Accounting Standards for further discussion.)

     Assets in SPEs were as follows (dollars in millions):

	December 31,

	2002	2001

Automotive, Communications Services, and Other Operations
Assets leased under operating leases	$2,904	$2,785
Trade receivables sold	439	868

Total	$3,343	$3,653

Financing and Insurance Operations
Receivables sold or securitized:
Mortgage loans	$112,128	$113,100
Retail finance receivables	16,164	11,978
Wholesale finance receivables	17,415	16,227

Total	$145,707	$141,305

BOOK VALUE PER SHARE

     Book value per share was determined based on the liquidation rights of the various classes of common stock. Book value per share of GM $1-2/3 par value common stock decreased to $9.06 at December 31, 2002, from $24.81 at December 31, 2001. Book value per share of GM Class H common stock decreased to $1.81 at December 31, 2002, from $4.96 at December 31, 2001.

DIVIDENDS

     Dividends may be paid on common stocks only when, as, and if declared by GM’s Board of Directors in its sole discretion. The amount available for the payment of dividends on each class of common stock will be reduced on occasion by dividends paid on that class and will be adjusted on occasion for changes to the amount of surplus attributed to the class resulting from the repurchase or issuance of shares of that class.

     At December 31, 2002, the amount available for the payment of dividends on GM $1-2/3 par value and GM Class H common stocks was $10.3 billion and $21.3 billion, respectively. GM’s policy is to distribute dividends on its $1-2/3 par value common stock based on the outlook and indicated capital needs of the business. Cash dividends per share of GM $1-2/3 par value common stock were $2.00 in 2002, 2001, and 2000. With respect to GM Class H common stock, the GM Board has not approved the payment of any cash dividends to date in order to allow cash to be retained for investment in the business of Hughes.

EUROPEAN MATTERS

     During September 2000, the European parliament passed a directive requiring member states to adopt legislation regarding end-of-life vehicles and the responsibility of manufacturers for dismantling and recycling vehicles they have sold. European Union member states were required to transform the concepts detailed in the directive into national law. Under the directive, manufacturers are financially responsible for at least a portion of the cost of the take-back of vehicles placed in service after July 2002 and all vehicles placed in service prior to July 2002 that are still in operation in January 2007.

     The laws developed in the individual national legislatures throughout Europe will have a significant impact on the amount ultimately paid by the manufacturers for this issue. GM recorded, in cost of sales and other expenses in the GME segment, an after-tax charge of $55 million ($0.10 per diluted share of GM $1-2/3 par value common stock) in 2002 for those member states that have passed national laws through December 31, 2002. Management is assessing the impact of this potential legislation on GM’s financial position and results of operations, and may include charges to earnings in future periods.

     During 2001, GM Europe announced its plan to turn around its business with the implementation of Project Olympia. The initial stages of Project Olympia sought to identify initiatives that could deliver:

•	Solid and profitable business performance as of 2003

•	A strengthened and optimized sales structure

•	A revitalized Opel/Vauxhall brand

•	Further market growth opportunities

•	Continuous improvement by refocusing the organizational structure

     The project identified several initiatives which aim to address the goals mentioned above. These initiatives include, among other things, reducing GME’s manufacturing capacity, restructuring the dealer network in Germany, and redefining the way vehicles are marketed. These initiatives resulted in a decrease to GM’s pre-tax earnings and were recorded in the GME region in the first quarter of 2002 as follows: (1) $298 million related to employee separation costs for approximately 4,000 employees; (2) $235 million related to asset write-downs; and (3) $108 million related to the dealer network restructuring in Germany. The net income impact of these charges in the first quarter of 2002 was $407 million, or $0.72 per diluted share of GM $1-2/3 par value common stock ($553 million included in cost of sales and other expenses; $88 million included in selling, general, and administrative expenses; and $(234) million included in income tax expense).

     The European Commission has approved a new block exemption regulation that provides for a reform of the rules governing automotive distribution and service in Europe. The European Commission’s proposal would eliminate the current block exemption in place since 1985 that permits manufacturers to control where their dealerships are located and the brands that they sell. The current block exemption expired in October 2002; however, there is a transition period until the end of September 2003 for existing agreements with dealers. In order to implement both the new regulatory changes as well as desired commercial strategies, GME issued a termination letter to all European Union dealers (excluding those already under termination notice) while simultaneously also offering an unconditional Letter of Intent to remain part of GME’s network. Dealers and authorized repairers are expected to sign new agreements by September 30, 2003, when the new regulation becomes fully effective. Management does not believe that the future impact of the changes to the block exemption regulation will have a material adverse effect on GM’s consolidated financial position or results of operations.

HUGHES TRANSACTIONS

     On December 9, 2002, Hughes, GM, and EchoStar Communications Corporation (EchoStar) entered into a Termination, Settlement, and Release Agreement (Termination Agreement), in which these parties agreed to terminate the Agreement and Plan of Merger, dated as of October 28, 2001, as amended, between Hughes and EchoStar (Merger Agreement) and certain related agreements. Under the terms of the Termination Agreement, EchoStar paid Hughes $600 million in cash and Hughes retained its 81% ownership position in PanAmSat. This resulted in a gain of $600 million ($372 million after-tax), or $0.21 per diluted share of GM $1-2/3 par value common stock, recorded in total net sales and revenues. The companies entered into the Termination Agreement because the Merger could not be completed within the time allowed by the Merger Agreement due to regulatory opposition.

     GM has announced that it is currently evaluating a variety of strategic options for Hughes, including a reduction or elimination of its retained economic interest in Hughes, transactions that would involve strategic investors and public offerings of GM Class H common stock or related securities for cash or in exchange for outstanding GM debt obligations. (See Note 26 to the consolidated financial statements.) Any such transaction might involve the separation of Hughes from GM. GM and Hughes have engaged in preliminary discussions with some parties. No decisions have been made regarding which options or combinations of options, if any, GM will pursue. Due to the numerous uncertainties involved in these matters, there can be no assurance that any transaction or offering will be announced or completed or as to the time at which such a transaction or offering might be completed.

ISUZU RESTRUCTURING

     On December 25, 2002 GM, Isuzu and its creditor banks finalized all transactions related to the contemplated restructuring of Isuzu. Under the restructuring package, GM invested a total of Y60 billion (approximately U.S. $500 million) to acquire a majority interest in certain of Isuzu’s diesel engine businesses and complete ownership of certain diesel engine technologies. GM also acquired rights to use various related technologies.

     The allocation of the purchase price to the assets and liabilities acquired will be completed in 2003. In addition, GM had its existing equity in Isuzu retired as part of Isuzu’s financial restructuring plan, and GM purchased new equity in Isuzu, leaving GM with a 12% ownership stake in Isuzu.

INVESTMENT IN GM DAEWOO

     On October 17, 2002, GM announced that the transfer of certain assets of Daewoo Motor Company had been completed, leading to the creation of GM Daewoo Auto & Technology Company (GM Daewoo). GM, Suzuki Motor Corporation, Shanghai Automotive Industry Corporation (SAIC), and creditors of Daewoo Motor Company are the stockholders in GM Daewoo.

     GM Daewoo owns three manufacturing plants and 10 subsidiaries in South Korea, Europe, Puerto Rico, and Vietnam. Included in GM Daewoo are design, engineering, research and development, sales, marketing, and administration assets located in Bupyung, South Korea.

     Daewoo Motor Company’s manufacturing facility in Bupyung, South Korea, was formed into a new company, Daewoo Incheon Motor Company (DIMC), and will supply GM Daewoo with vehicles, engines, transmissions and components for at least six years. The agreements give GM Daewoo an option to acquire DIMC any time within the next six years.

     As of December 31, 2002, GM invested $251 million in GM Daewoo common stock for its purchase of 42.1% of GM Daewoo, and Daewoo’s creditors will own 33%. Suzuki and SAIC will have a 14.9% and 10% equity interest, respectively, in GM Daewoo. GM accounts for this investment under the equity method.

EMPLOYMENT AND PAYROLLS

Worldwide employment at December 31, (in thousands)	2002	2001	2000

GMNA	193	202	213
GME	66	73	89
GMLAAM	24	24	25
GMAP	11	11	11
GMAC	32	29	29
Hughes	12	14	12	(1)
Other	12	13	11

Total employees	350	366	390

Worldwide payrolls (in billions)	$21.0	$19.8	$21.0	(1)
U.S. hourly payrolls (in billions) (2) (4)	$9.1	$8.5	$9.4
Average labor cost per active hour worked U.S. hourly (3) (4)	$62.78	$57.76	$52.16

(1)	Amounts have been adjusted to exclude Hughes’ employees transferred to The Boeing Company.

(2)	Includes employees “at work” (excludes laid-off employees receiving benefits).

(3)	Includes U.S. hourly wages and benefits divided by the number of hours worked.

(4)	Amounts have been adjusted to exclude Hughes employees.

CRITICAL ACCOUNTING ESTIMATES

     Accounting policies are integral to understanding this MD&A. The consolidated financial statements of GM are prepared in conformity with accounting principles generally accepted in the United States, which requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. GM’s accounting policies are described in Note 1 to the consolidated financial statements. Critical accounting estimates are described in this section. An accounting estimate is considered critical if: the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate that would have a material impact on the Corporation’s financial condition or results of operations are reasonably likely to occur from period to period. Management believes that the accounting estimates employed are appropriate and resulting balances are reasonable; however, actual results could differ from the original estimates, requiring adjustments to these balances in future periods. The Corporation has discussed the development, selection and disclosures of these critical accounting estimates with the Audit Committee of GM’s Board of Directors, and the Audit Committee has reviewed the Corporation’s disclosures relating to these estimates.

Sales Allowances

     At the later of the time of sale or the time an incentive is announced to dealers (applies to vehicles sold by GM and in dealer inventory), GM records as a reduction of revenue the estimated impact of sales allowances in the form of dealer and customer incentives. There may be numerous types of incentives available at any particular time. Some factors used in estimating the cost of incentives include the volume of vehicles that will be affected by the incentive programs offered by product and the rate of customer acceptance of any incentive program. If the actual number of vehicles differs from this estimate, or if a different mix of incentives occurs, the sales allowances could be affected.

Policy and Warranty

     Provisions for estimated expenses related to product warranties are made at the time products are sold. These estimates are established using historical information on the nature, frequency, and average cost of warranty claims. Management actively studies trends of warranty claims and takes action to improve vehicle quality and minimize warranty claims.

Impairment of Long-Lived Assets

     GM periodically reviews the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives, and assets to be disposed of when events and circumstances warrant such a review. This review is performed using estimates of future cash flows. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value.

Pension and Other Postretirement Employee Benefits (OPEB)

     Pension and OPEB costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on plan assets, mortality rates, and other factors. In accordance with accounting principles generally accepted in the United States, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect GM’s pension and other postretirement obligations and future expense.

     GM has established for its U.S. pension and OPEB plans a discount rate of 6.75% for year-end 2002. The 6.75% discount rate represents a 50 basis point reduction from the 7.25% discount rate used at year-end 2001. GM’s U.S. pre-tax pension expense is forecasted to increase from approximately $1.0 billion in 2002, excluding curtailments and settlements, to approximately $2.9 billion in 2003 due to negative 2002 actual asset returns, a lower 2002 year-end discount rate, and lowering of the expected return on plan assets assumption from 10% to 9%.

     The following table illustrates the sensitivity to a change in certain assumptions for U.S. pension plans (as of December 31, 2002 the Projected Benefit Obligation (PBO) for U.S. pension plans was $80.1 billion and the minimum pension liability charged to equity with respect to U.S. pension plans was $21.2 billion net of tax; see Note 14 to the consolidated financial statements):

	Impact on 2003	Impact on	Impact on
Change in Assumption	Pre-Tax Pension	December 31, 2002	December 31, 2002
	Expense	PBO	Equity (Net of Tax)

25 basis point decrease in discount rate	+$120 million	+$1.9 billion	-$1.1 billion

25 basis point increase in discount rate	-$120 million	-$1.8 billion	+$1.1 billion

25 basis point decrease in expected return on assets	+$170 million	—	—

25 basis point increase in expected return on assets	-$170 million	—	—

These changes in assumptions would have no impact on GM’s funding requirements.

The following table illustrates the sensitivity to a change in the discount rate assumption related to GM’s U.S. OPEB plans (the U.S. Accumulated Postretirement Benefit Obligation (APBO) was a significant portion of GM’s worldwide APBO of $57.2 billion as of December 31, 2002; see Note 14 to the consolidated financial statements):

	Impact on 2003	Impact on
Change in Assumption	Pre-Tax OPEB	December 31, 2002
	Expense	APBO

25 basis point decrease in discount rate	+$150 million	+$1.6 billion

25 basis point increase in discount rate	-$140 million	-$1.5 billion

Postemployment Benefits

     GM establishes reserves for termination and other postemployment benefit liabilities to be paid pursuant to union or other contractual agreements in connection with closed plants. The reserve is based on a comprehensive study that considers the impact of the annual production and labor forecast assumptions as well as redeployment scenarios.

Allowance for Credit Losses

     The allowance for credit losses generally is established by GMAC during the period in which receivables are acquired and is maintained at a level considered appropriate by management based on historical and other factors that affect collectibility. These factors include the historical trends of repossessions, charge-offs, recoveries, and credit losses; the careful monitoring of portfolio credit quality, including the impact of acquisitions; and current and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance for credit losses.

Investments in Operating Leases

     GMAC’s investments in residual values of its leasing portfolio represent an estimate of the values of the assets at the end of the lease contract and are initially recorded based on appraisals and estimates. Management reviews residual values periodically to determine that recorded amounts are appropriate and the operating lease assets have not been impaired. GMAC actively manages the remarketing of off-lease vehicles to maximize the realization of their value. Changes in the value of the residuals or other external factors impacting GMAC’s future ability to market the vehicles under prevailing market conditions may impact the realization of residual values.

Mortgage Servicing Rights

     The Corporation capitalizes mortgage servicing rights associated with loans sold with servicing retained and servicing rights acquired through bulk and flow purchase transactions. The Corporation capitalizes the cost of originated mortgage servicing rights based upon the relative fair market value of the underlying mortgage loans and mortgage servicing rights at the time of sale of the underlying mortgage loan. The Corporation capitalizes purchased mortgage servicing rights at cost, an amount not exceeding the estimated fair market value of those purchased mortgage servicing rights.

Accounting for Derivatives and Other Contracts at Fair Value

     The Corporation uses derivatives in the normal course of business to manage its exposure to fluctuations in commodity prices and interest and foreign currency rates. Effective January 1, 2001, the Corporation accounts for its derivatives on the Consolidated Balance Sheet as assets or liabilities at fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Such accounting is complex, evidenced by significant interpretations of the primary accounting standard, which continues to evolve, as well as the significant judgments and estimates involved in the estimating of fair value in the absence of quoted market values.

NEW ACCOUNTING STANDARDS

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement eliminates the required classification of gain or loss on extinguishment of debt as an extraordinary item of income and states that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board Opinion No. 30, “Reporting Results of Operations.” This statement also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions, and makes various other technical corrections to existing pronouncements. The Corporation implemented SFAS No. 145 on January 1, 2003. Management does not expect this statement to have a material impact on GM’s consolidated financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity’s commitment to an exit plan, and establishes that fair value is the objective for initial measurement of the liability. The Corporation implemented SFAS No. 146 on January 1, 2003 for transactions that occur after December 31, 2002. Management does not expect this statement to have a material impact on GM’s consolidated financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. On August 6, 2002, pursuant to SFAS No. 123, GM announced that the Corporation would expense the fair market value of stock options newly granted to employees beginning in January 2003. Assuming prospective application of SFAS No. 123, the expense associated with stock options will be approximately $51 million, or $0.09 per share of GM $1 2/3 par value common stock for 2003. However, management is currently evaluating the various methods of application of SFAS No. 123 outlined in SFAS No. 148 and the associated impact on GM’s consolidated financial position or results of operations.

     In December 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Management is currently evaluating the impact of recognizing such liabilities on GM’s consolidated financial position and results of operations. FIN 45 also contains disclosure provisions surrounding existing guarantees, which are effective for financial statements of interim or annual periods ending after December 15, 2002. (See Note 15 to the consolidated financial statements for these disclosures.)

     In January 2003, the FASB issued FIN 46, which requires the consolidation of certain entities considered to be variable interest entities (VIEs). An entity is considered to be a VIE when it has equity investors which lack the characteristics of a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by an investor is required when it is determined that the investor will absorb a majority of the VIE’s expected losses or residual returns if they occur. FIN 46 provides certain exceptions to these rules, including qualifying SPEs subject to the requirements of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” VIEs created after January 31, 2003 must be consolidated immediately, while VIEs that existed prior to February 1, 2003 must be consolidated as of July 1, 2003.

     GM may be required to consolidate certain VIEs (previously collectively referred to as SPEs) with which it does business. Management is currently reviewing existing VIEs that may require consolidation. However, it is reasonably possible that certain VIEs with assets totaling approximately $1.1 billion, established exclusively to facilitate GM’s leasing activities related to the ACO business, may require consolidation. Should GM default on all of its obligations with respect to its involvement in these entities, GM’s maximum exposure to loss would be approximately $1.1 billion.

     With respect to the FIO business, VIE structures are used to facilitate various activities of GMAC, including securitization of loans, mortgage funding, and other investing activities. Based on management’s preliminary assessment, it is reasonably possible that VIEs with assets totaling approximately $17.5 billion may require consolidation. Management is considering restructuring alternatives to ensure the continued non-consolidation of such assets. In the absence of successful alternatives, the consolidation of such VIEs would have the effect of increasing both assets and liabilities in an amount equal to the assets of the VIEs. GM’s exposure to loss related to these entities is approximately $3.2 billion.

ADDITIONAL MATTERS

     Like most domestic and foreign automobile manufacturers, over the years GM has used some brake products incorporating small amounts of encapsulated asbestos. These products, generally brake linings, are known as asbestos-containing friction products. There is a significant body of scientific data demonstrating that these asbestos-containing friction products are safe and do not create an increased risk of asbestos-related disease. GM believes that the use of asbestos in these products was appropriate.

     As with other companies that have used asbestos, there has been an increase in the number of claims against GM related to allegations concerning the use of asbestos-containing friction products in recent years. A growing number of auto mechanics are filing suit seeking recovery based on their alleged exposure to the small amount of asbestos used in brake components. These claims almost always identify numerous other potential sources for the claimant’s alleged exposure to asbestos which do not involve GM or even asbestos-containing friction products and many of which place users at much greater risk. The vast majority of these claimants do not have an asbestos-related illness and may never develop one. This is consistent with the experience reported by other automotive manufacturers and other end users of asbestos.

     The efforts of GM and the other domestic auto manufacturers to consolidate their asbestos brake product litigation with similar and related claims currently pending against Federal Mogul in the Delaware bankruptcy court (where the Federal Mogul bankruptcy is pending) were unsuccessful. Although such consolidation made sense for the effective and efficient resolution of the similar and related claims against GM, the failure of this effort will not affect GM’s defenses which remain strong and will be presented in individual cases.

     Two other types of claims related to alleged asbestos exposure are being asserted against GM, representing a significantly lower exposure than the automotive friction product claims. Like other locomotive manufacturers, GM used a limited amount of asbestos in locomotive brakes and in the insulation used in some locomotives resulting in lawsuits being filed against it by railroad workers seeking relief based on their alleged exposure to asbestos. These claims almost always identify numerous other potential sources for the claimant’s alleged exposure to asbestos, which do not involve GM or even locomotives. Many of these claimants do not have an asbestos-related illness and may never develop one. In addition, like many other manufacturers, a relatively small number of claims are brought by contractors who are seeking recovery based on alleged exposure to asbestos-containing products while working on premises owned by GM. These claims almost always identify numerous other potential sources for the claimant’s alleged exposure to asbestos which do not involve GM. The vast majority of these claimants do not have an asbestos-related illness and may never develop one.

     While General Motors has resolved many of these cases over the years and continues to do so for conventional strategic litigation reasons (avoiding defense costs and possible exposure to runaway verdicts), GM, as stated above, believes the vast majority of such claims against GM are without merit. Only a small percentage of the claims pending against GM allege the contraction of a malignant disease associated with asbestos exposure. The vast majority of claimants do not have an asbestos-related illness and may never develop one. In addition, GM believes that it has very strong defenses based upon a number of published epidemiological studies prepared by highly respected scientists. Indeed, GM believes there is compelling evidence warranting the dismissal of virtually all of these claims against GM. GM will vigorously press this evidence before judges and juries whenever possible. Furthermore, GM believes there is strong statutory and judicial precedent supporting Federal preemption of the asbestos tort claims asserted on behalf of railroad workers. Such preemption would mean that Federal Law entirely eliminates the possibility that such individuals could maintain a claim against GM. Many courts examining this issue have agreed with GM’s position.

     GM’s annual expenditures associated with the resolution of these claims have increased in nonmaterial amounts in recent years, but the amount expended in any year is highly dependent on the number of claims filed, the amount of pretrial proceedings conducted, and the number of trials and settlements which occur during the period. While over the foreseeable future GM anticipates annual expenditures relating to these claims will increase somewhat as a function of the number of claims increasing, it is management’s belief, based upon consultation with legal counsel, that the claims will not result in a material adverse effect upon the financial condition or results of operations of GM.

FORWARD-LOOKING STATEMENTS

     In this report, in reports subsequently filed by GM with the SEC on Forms 10-Q and 8-K, and in related comments by management of GM and Hughes, our use of the words “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgments on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described below and other factors that may be described in subsequent reports which GM may file with the SEC on Forms 10-Q and 8-K:

•	Changes in economic conditions, currency exchange rates, significant terrorist acts, or political instability in the major markets where the Corporation procures material, components, and supplies for the production of its principal products or where its products are produced, distributed, or sold (i.e., North America, Europe, Latin America, and Asia Pacific).

•	Shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor in the major markets where the Corporation purchases material, components, and supplies for the production of its products or where its products are produced, distributed, or sold.

•	Significant changes in the competitive environment in the major markets where the Corporation purchases material, components, and supplies for the production of its products or where its products are produced, distributed, or sold.

•	Changes in the laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of the Corporation’s products, the cost thereof, or applicable tax rates.

•	The ability of the Corporation to achieve reductions in cost and employment levels, to realize production efficiencies, and to implement capital expenditures, all at the levels and times planned by management.

•	With respect to Hughes, additional risk factors include: economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic, and social uncertainties in many Latin American countries in which DIRECTV Latin America, LLC operates, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, and Hughes’ ability to access capital to maintain its financial flexibility.

* * * * * *

Quantitative and Qualitative Disclosures About Market Risk

     GM is exposed to market risk from changes in foreign currency exchange rates, interest rates, and certain commodity and equity security prices. GM enters into a variety of foreign exchange, interest rate, and commodity forward contracts and options, primarily to maintain the desired level of exposure arising from these risks. A risk management control system is utilized to monitor foreign exchange, interest rate, commodity and equity price risks, and related hedge positions.

     A discussion of GM’s accounting policies for derivative financial instruments is included in Note 1 to the GM consolidated financial statements. Further information on GM’s exposure to market risk is included in Notes 19 and 20 to the GM consolidated financial statements.

     The following analyses provide quantitative information regarding GM’s exposure to foreign currency exchange rate risk, interest rate risk, and commodity and equity price risk. GM uses a model to evaluate the sensitivity of the fair value of financial instruments with exposure to market risk that assumes instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity and equity prices. For options and instruments with nonlinear returns, models appropriate to the instrument are utilized to determine the impact of market shifts. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in a parallel fashion and that interest rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled.

Foreign Exchange Rate Risk

     GM has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which it operates. More specifically, GM is exposed to foreign currency risk related to the uncertainty to which future earnings or asset and liability values are exposed as the result of operating cash flows and various financial instruments that are denominated in foreign currencies. At December 31, 2002, the net fair value asset of financial instruments with exposure to foreign currency risk was approximately $3.7 billion compared to a net fair value liability of $5.3 billion at December 31, 2001. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would be approximately $370 million and $531 million for 2002 and 2001, respectively.

Interest Rate Risk

     GM is subject to market risk from exposure to changes in interest rates due to its financing, investing, and cash management activities. More specifically, the Corporation is exposed to interest rate risk associated with long-term debt and contracts to provide commercial and retail financing, retained mortgage servicing rights, and retained assets related to mortgage securitization. In addition, GM is exposed to prepayment risk associated with its capitalized mortgage servicing rights and its retained assets. This risk is managed with U.S. Treasury options and futures, exposing GM to basis risk since the derivative instruments do not have identical characteristics to the underlying mortgage servicing rights. At December 31, 2002 and 2001, the net fair value liability of financial instruments held for purposes other than trading with exposure to interest rate risk was approximately $27.7 billion and $23.3 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $1.6 billion and $1.6 billion for 2002 and 2001, respectively. At December 31, 2002 and 2001, the net fair value asset of financial instruments held for trading purposes with exposure to interest rate risk was approximately $4.4 billion and $3.6 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $26 million and $182 million for 2002 and 2001, respectively. This analysis excludes GM’s operating lease portfolio. A fair value change in the debt that funds this portfolio would potentially have a different impact on the fair value of the portfolio itself. As such, the overall impact to the fair value of financial instruments from a hypothetical change in interest rates may be overstated.

Commodity Price Risk

     GM is exposed to changes in prices of commodities used in its Automotive business, primarily associated with various non-ferrous metals used in the manufacturing of automotive components. GM enters into commodity forward and option contracts to offset such exposure. At December 31, 2002 and 2001, the net fair value liability of such contracts was approximately $43 million and $78 million, respectively. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be approximately $159 million and $150 million for 2002 and 2001, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

Equity Price Risk

     GM is exposed to changes in prices of various available-for-sale equity securities in which it invests. At December 31, 2002 and 2001, the fair value of such investments was approximately $1.8 billion and $2.3 billion, respectively. The potential loss in fair value resulting from a 10% adverse change in equity prices would be approximately $182 million and $231 million for 2002 and 2001, respectively.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 have been derived from the historical financial statements of GM and Hughes to give effect to the separation of Hughes from GM and acquisition by News Corporation of 34% of Hughes (the transactions).

      The unaudited pro forma condensed consolidated statements of income from continuing operations giving effect to the transactions for the three months ended March 31, 2003 and the year ended December 31, 2002 reflect adjustments as if the transactions had taken place on January 1, 2002. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2003 gives effect to the transactions as if the transactions had occurred on March 31, 2003.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that GM believes are reasonable under the circumstances.

      Certain amounts and percentages have been rounded for presentation purposes. Accordingly, certain arithmetic operations may not be recalculated exactly.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the transactions actually occurred on the dates specified. In the opinion of GM management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the proposed terms of the transactions.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the GM and Hughes financial statements, including the respective notes thereto, as of and for the three months ended March 31, 2003, each of which is contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and as of and for the year ended December 31, 2002, each of which is contained in its 2002 Form 10-K, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2002 for GM, which has been restated to comply with SEC Regulation G and Item 10 of Regulation S-K and is included in this Current Report on Form 8-K.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

As of March 31, 2003

				Special Cash
				Dividend
	GM	Pro Forma		from Hughes		GM/News		Other Pro Forma
	Historical	Adjustments		to GM		Stock Sale		Adjustments		Pro Forma

	(in millions, except per share data)

Assets

Cash and cash equivalents	$26,982	$(2,915	)(a)	$275	(d)	$3,073	(e)	$—		$27,415

Other marketable securities	16,841									16,841

Total cash and marketable securities	43,823	(2,915)		275		3,073		—		44,256

Finance Receivables— net	141,273									141,273

Accounts and notes receivables (less allowance)	16,209	(1,126	)(a)							15,089
		6	(c)

Inventories (less allowances)	10,769	(290	)(a)							10,479

Net assets of discontinued operations		10,576	(b)	(275	) (d)	(2,058	)(e)	7,197	(f)	—
								(15,505	)(h)
								65	(k)

Deferred income taxes	39,000	(1,098	)(a)							37,902

Equipment on operating leases (less accumulated depreciation)	36,997	(1,984	)(a)							35,013

Equity in net assets of nonconsolidated associates	4,990	38	(a)							5,028

Property	37,681	(1,552	)(a)							36,129

Intangible assets— net	17,961	(7,140	)(a)							10,821

Other assets	33,733	(4,316	)(a)			768	(e)			30,185

Total assets	$382,436	$(9,801)		$—		$1,783		$(8,243)		$366,175

Liabilities and Stockholders’ Equity

Accounts payable (principally trade)	$28,738	$(1,150	)(a)	$—		$—		$100	(g)	$27,694
		6	(c)

Notes and loans payable	211,726	(5,015	)(a)							206,711

Postretirement benefits other than pensions	38,239	(31	)(a)							38,208

Pensions	22,536	(83	)(a)							22,453

Deferred income taxes	7,342	(1,549	)(a)							5,793

Accrued expense and other liabilities	63,654	(1,415	)(a)			561	(e)			62,800

Total liabilities	372,235	(9,237)		—		561		100		363,659

Minority Interests	835	(564	)(a)							271

Stockholders’ Equity

$1 2/3 par value common stock (outstanding, 560,616,422)	934									934

Class H common stock (outstanding, 1,107,517,793)	111							(111	)(h)	—

Capital surplus (principally paid-in capital)	22,808							(15,394	)(h)	7,414

Retained earnings	11,234					1,222	(e)	7,197	(f)	19,553
								(100	)(g)

Subtotal	35,087	—		—		1,222		(8,408)		27,901

Accumulated foreign currency translation adjustments	(2,665)							27	(k)	(2,638)

Net unrealized loss on derivatives	(196)							3	(k)	(193)

Net unrealized gains on securities	344							3	(k)	347

Minimum pension liability adjustment	(23,204)							32	(k)	(23,172)

Accumulated other comprehensive loss	(25,721)	—		—		—		65		(25,656)

Total Stockholders’ Equity	9,366	—		—		1,222		(8,343)		2,245

Total Liabilities and Stockholders’ Equity	$382,436	$(9,801)		$—		$1,783		$(8,243)		$366,175

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS

For the Three Months Ended March 31, 2003

			Pro Forma	Other Pro
	GM	Pro Forma	After	Forma
	Historical	Adjustments(a)	Transactions	Adjustments	Pro Forma

	(in millions, except per share data)

Total net sales and revenues	$49,365	$(2,227)	$47,138	$—	$47,138

Cost of sales and other expenses	39,383	(1,480)	37,903	—	37,903

Selling, general, and administrative expenses	5,706	(716)	4,990	—	4,990

Interest expense	2,128	(81)	2,047	—	2,047

Total costs and expenses	47,217	(2,277)	44,940	—	44,940

Income from continuing operations before income taxes and minority interests	2,148	50	2,198	—	2,198

Income tax expense	656	26	682	—	682

Equity and minority interests income (loss)	(9)	30	21	—	21

Income (loss) from continuing operations	1,483	54	1,537	—	1,537

Income (loss) from discontinued operations	—	(54)	(54)	54	—

Net income	1,483	—	1,483	54	1,537

Dividends on preference stocks	—	—	—	—	—

Earnings attributable to common stocks	$1,483	$—	$1,483	$54	$1,537

Earnings Per Share:

GM $1 2/3 par value common stock:

Basic earnings per share (EPS) from continuing operations	$2.71				$2.74

Diluted EPS from continuing operations	$2.71				$2.74

GM Class H common stock:

Basic EPS from continuing operations	$(0.04)				$—	(i)

Diluted EPS from continuing operations	$(0.04)				$—	(i)

Shares Outstanding:

GM $1 2/3 par value common stock:

Average shares outstanding	560.6				560.6

Adjusted diluted shares outstanding	560.7				560.7

GM Class H common stock:

Average shares outstanding	989.8				—	(i)

Adjusted diluted shares outstanding	989.8				—	(i)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS

For the Year Ended December 31, 2002

			Pro Forma	Other Pro
	GM	Pro Forma	After	Forma
	Historical	Adjustments(a)	Transactions	Adjustments	Pro Forma

	(in millions, except per share data)

Total net sales and revenues	$186,763	$(9,487)	$177,276	$—	$177,276

Cost of sales and other expenses	153,344	(6,165)	147,179	—	147,179

Selling, general, and administrative expenses	23,624	(3,244)	20,380	—	20,380

Interest expense	7,715	(336)	7,379	—	7,379

Total costs and expenses	184,683	(9,745)	174,938	—	174,938

Income from continuing operations before income taxes and minority interests	2,080	258	2,338	—	2,338

Income tax expense	533	111	644	—	644

Equity and minority interests income (loss)	189	92	281	—	281

Income (loss) from continuing operations	1,736	239	1,975	—	1,975

Income (loss) from discontinued operations	—	(239)	(239)	239	—

Net income	1,736	—	1,736	239	1,975

Dividends on preference stocks	(47)	—	(47)	47 (j)	—

Earnings attributable to common stocks	$1,689	$—	$1,689	$286	$1,975

Earnings Per Share:

GM $1 2/3 par value common stock:

Basic earnings per share (EPS) from continuing operations	$3.37				$3.53

Diluted EPS from continuing operations	$3.35				$3.51

GM Class H common stock:

Basic EPS from continuing operations	$(0.21)				$—	(i)

Diluted EPS from continuing operations	$(0.21)				$—	(i)

Shares Outstanding:

GM $1 2/3 par value common stock:

Average shares outstanding	560.0				560.0

Adjusted diluted shares outstanding	562.0				562.0

GM Class H common stock:

Average shares outstanding	919.8				—	(i)

Adjusted diluted shares outstanding	919.8				—	(i)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to General Motors Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	Records removal of the assets and liabilities of Hughes prior to the items discussed in notes (b), (d), (f) and (g), and the reclassification of Hughes’ operating results to income from discontinued operations.

(b)	Records the net assets of Hughes as discontinued operations.

(c)	Consolidation adjustments which are not required if Hughes is a separate company.

(d)	Reflects the receipt by GM of the $275 million special cash dividend from Hughes and an associated reduction in GM’s investment book value in Hughes.

(e)	Records the sale of GM’s 19.9% retained economic interest in Hughes to News Corporation pursuant to the GM/News stock sale. For pro forma purposes, GM’s retained economic interest percentage as of March 31, 2003 is used. The gain was calculated as follows:

Proceeds:

Total shares of Hughes Class B common stock (in millions)		274

Price per share	x	$14.00

Total		3,841

Fixed price shares percentage	x	80%

Fixed price shares—cash proceeds			3,073

Variable price shares percentage	x	20%

Variable price shares—News Corp Preferred ADSs			768

Total proceeds			3,841

Historical book value of GM’s investment in Hughes as of March 31, 2003			$10,641

Adjustment to reflect the special cash dividend from Hughes			(275)

Pro forma book value of GM’s investment in Hughes as of March 31, 2003			10,366

GM’s percentage retained economic interest in Hughes			19.9%

Pro forma book value of GM’s 19.9% retained economic interest in Hughes as of March 31, 2003			2,058

Pre-tax gain			1,783

Tax expense, calculated at 38% of the proceeds less the tax basis of GM’s economic interest in Hughes			(561)

Net gain			$1,222

(f)	Records the non-taxable gain from GM’s exchange of Hughes common stock for all outstanding shares of GM Class H common stock in the Hughes split-off share exchange. The write-up of Hughes to fair value is based on Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,”

and the Financial Accounting Standards Board’s Emerging Issues Task Force Issue 01-02, “Interpretations of APB Opinion No. 29.” The gain was calculated as follows:

Hughes total market value at close: total shares of Hughes common stock		1,382

Multiplied by assumed fair value per share of $14.00	x	$14.00

Total market value of Hughes		19,348

Percentage of Hughes to be written up to fair market value	x	80.1%

Market value of 80.1% of Hughes			$15,505

Pro forma book value of GM’s investment in Hughes as of March 31, 2003		10,366

Former GM Class H shareholders’ percentage economic interest in Hughes	x	80.1%

Pro forma book value of former GM Class H shareholders’ 80.1% interest in the equity of Hughes as of March 31, 2003			8,308

Fair-value write-up of investment			$7,197

(g)	Adjustment to reflect estimated transaction costs including financial advisory, legal and accounting fees.

(h)	Records the distribution of Hughes common stock in the Hughes split-off share exchange.

(i)	After the Hughes split-off and the GM/News stock sale are completed, the GM Class H common stock will no longer be outstanding and GM will only have one class of common stock outstanding, the GM $1 2/3 par value common stock.

(j)	Assumes the cancellation of the GM Series H preference stock at the time of the transactions.

(k)	To reflect the removal of other comprehensive income items as a result of the Hughes split-off.

GM PRO FORMA CAPITALIZATION

      The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at March 31, 2003, and as adjusted to reflect the completion of the separation of Hughes from GM and acquisition by News Corporation of 34% of Hughes. The table below should be read in conjunction with GM’s consolidated financial statements (including the notes thereto) in GM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and with Management’s Discussion and Analysis of Financial Condition and Results of Operations which has been restated to comply with SEC Regulation G and is included in this Current Report on Form 8-K, and GM’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

      The pro forma information gives effect to the transactions.

	As of March 31, 2003

	Historical	Adjustments	Pro Forma

	(in millions)
Notes and loans payable	$211,726	$(5,015)	$206,711
Minority Interests	835	(564)	271
Stockholders’ Equity
GM common stock
GM $1 2/3 par value common stock	934	—	934
GM Class H common stock	111	(111)	—
Capital surplus (principally additional paid-in capital)	22,808	(15,394)	7,414
Retained earnings	11,234	8,319	19,553

Subtotal	35,087	(7,186)	27,901
Accumulated foreign currency translation adjustments	(2,665)	27	(2,638)
Net unrealized loss on derivatives	(196)	3	(193)
Net unrealized gains on securities	344	3	347
Minimum pension liability adjustment	(23,204)	32	(23,172)

Total stockholders’ equity	$9,366	$(7,121)	$2,245

Total capitalization	$221,927	$(12,700)	$209,227

Amount Available for the Payment of Dividends
GM $1 2/3 par value common stock	$11,596	$15,371	$26,967
GM Class H common stock	22,446	(22,446)	—

Total	$34,042	$(7,075)	$26,967

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION

(Registrant)

Date June 6, 2003

By
/s/ Peter R. Bible

(Peter R. Bible,
Chief Accounting Officer)